                                                                       EXHIBIT 1

                                        DATE:  OCTOBER 12, 1994
                                        FOR FURTHER INFORMATION CONTACT:
                                        MICHAEL E. CONLEY  (214) 954-7414
FOR IMMEDIATE RELEASE

     SOUTHWESTERN LIFE CORPORATION ANNOUNCES MANAGEMENT CHANGE;
     RESTATES 1994 FIRST QUARTER AND SIX MONTH FINANCIAL RESULTS.

     DALLAS--OCT. 12, 1994--Southwestern Life Corporation (ASE: SLC), a Dallas-based insurance holding company, today announced that Robert L. Beisenherz has resigned as chairman, president and chief executive officer of the Company. The Company's Board of Directors also announced that it was evaluating potential acquisitions and strategic alliances designed to increase insurance premium income and reduce operational expenses, and had elected James R. Kerber to the Board and as president and chief executive officer of the Company.

     Mr. Kerber, 62, has 35 years management experience in the life insurance industry. For the past five years he has served as senior executive vice president-operations of Life Partners Group, Inc. in Denver, Colo.

     The Company also today announced it has restated its financial results for the first quarter ended Mar. 31, 1994 and six months ended June 30, 1994 to account for realized losses in certain of its collateralized mortgage obligation (CMO) investments previously accounted for as unrealized losses through a charge to stockholders' equity. The restatements resulted from a reevaluation of the particular CMO investments by the Company and, at the Company's request, its independent auditors. As a result of such reevaluation, management determined that the unrealized losses represented "other than temporary" declines in the fair values of such investments and that a realization of the losses through a charge to earnings was appropriate.

     Under current statutory accounting standards, the write-downs have no effect upon the Company's operating cash flows or upon the statutory financial results of its insurance subsidiaries.

     The Company reported a restated net loss, after preferred dividend requirements, of $43.7 million, or 91 cents per common share, in the first quarter of 1994, reflecting pre-tax losses totaling $46.4 million in its investment in CMOs evidenced by its interests in a trust sponsored by an unaffiliated third party, the Fund America Investors Corporation II ("Fund America"), and its rights to residual interests held by a special-purpose trust, the Secured Investors Structured Trust ("SIST"), which had been sponsored by the Company. The Company had previously reported a net loss, after preferred dividend requirements, of $8.5 million, or 18 cents per common share, in the first quarter of 1994.

     For the six months ended June 30, 1994, the Company reported a restated net loss, after preferred dividend requirements, of $42.5 million, or 89 cents per common share. The Company had previously reported a net loss, after preferred dividend requirements of $7.3 million, or 15 cents per common share, for the first half of 1994.

     The Company had not previously tax-effected any of its unrealized investment losses at Mar. 31, 1994 or June 30, 1994. In conjunction with its reevaluation of the CMOs, a determination was made that a substantial portion of the write-downs could be tax-effected. As a consequence of the tax-effecting of the write-downs, common equity was revised upwards to $125.4 million, or $2.65 per share, as of June 30, 1994. Common equity had been previously reported to be $114.2 million, or $2.42 per share, at June 30, 1994.

     The carrying value of the two investments at June 30, 1994 was $31.2 million, although the undiscounted future cash flows exceeded $300 million at the same date. The securities underlying the Fund America investment are the principal components ($102 million) of bonds ("RFCO Strips") issued by the Resolution Funding Corporation, whose sole purpose is to provide financing for the federal government's Resolution Trust Corporation. The RFCO Strips are due in full in a single payment in 2030. According to the Offering Circular for the RFCO Strips, the principal amount of the RFCO Strips will be fully repaid from the proceeds of non-interest bearing obligations of the United States issued by the Secretary of the Treasury and deposited in a separate account at the Federal Reserve Bank of New York.

     The securities underlying the SIST residual are the principal components ($14.5 million) of RFCO Strips due in full in 2021.

     The Company said that amended Form 10-Qs for the periods ended Mar. 31, 1994 and June 30, 1994, would be promptly filed with the Securities and Exchange Commission.

     A preliminary review of the Fund America investment and SIST residual as of Sept. 30, 1994 under applicable GAAP standards and interpretations indicates that no further realized losses as of that date will be required.

                          SOUTHWESTERN LIFE CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                               As of June 30, 1994
                                   (Unaudited)

                                                         As Originally
     ASSETS                                                 Reported       As Amended
                                                            --------       ----------
                                                                 (In Thousands)
Investments:
  Fixed maturities:
    Available for sale at fair value                        $1,607,230     $1,607,230
    Held to maturity at amortized cost                          15,305         15,305
  Equity securities, at fair value                              18,144         18,144
  Mortgage loans on real estate, at amortized cost             124,084        124,084
  Real estate, at lower of cost or fair value                   64,781         64,781
  Policy loans                                                 175,713        175,713
  Collateral loans                                              76,432         76,432
  Investments in limited partnerships                           44,430         44,430
  Cash and short-term investments                              272,029        272,029
  Other invested assets                                         21,004         21,004
                                                            ----------     ----------
     Total investments                                       2,419,152      2,419,152
Due from reinsurers                                            253,152        253,152
Notes and accounts receivable and uncollected premiums          15,528         15,528
Accrued investment income                                       29,587         29,587
Deferred policy acquisition costs                              208,420        208,420
Present value of future profits of acquired business            81,564         81,564
Deferred income tax asset                                       55,274         54,265
Excess cost of investments in subsidiaries over net
  assets acquired, net of accumulated amortization             302,833        302,833
Other assets                                                    43,390         43,390
Assets held in separate accounts                                 5,016          5,016
                                                            ----------     ----------
                                                            $3,413,916     $3,412,907
                                                            ----------     ----------
                                                            ----------     ----------
     LIABILITIES AND STOCKHOLDERS' EQUITY

Insurance liabilities:
  Future policy benefits and other policy liabilities       $  916,901     $  916,901
  Universal life and investment contract liabilities         1,667,107      1,667,107
Notes payable:
  Due within one year                                            8,235          8,235
  Due after one year                                           379,343        379,343
Federal income taxes currently payable                          21,366          9,101
Other liabilities                                              101,789        101,789
Liabilities related to separate accounts                         5,016          5,016
                                                            ----------     ----------
                                                             3,099,757      3,087,492
                                                            ----------     ----------
Stockholders' equity:
  Preferred stock                                              199,997        199,997
  Common stock                                                  71,721         71,721
  Common stock, Class B
  Additional paid-in capital                                   155,564        155,564
  Net unrealized investment gains (losses)                    (120,349)       (73,901)
  Retained earnings                                             64,569         29,377
                                                            ----------     ----------
                                                               371,502        382,758
  Notes receivable collateralized by common stock               (1,762)        (1,762)
  Treasury stock, at cost                                      (55,581)       (55,581)
                                                            ----------     ----------
                                                               314,159        325,415
                                                            ----------     ----------
                                                            $3,413,916     $3,412,907
                                                            ----------     ----------
                                                            ----------     ----------

                          SOUTHWESTERN LIFE CORPORATION
                   CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
                      (In Thousands, Except Per Share Data)
                                   (Unaudited)

                                                Three Months Ended            Six Months Ended
                                                  March 31, 1994                June 30, 1994
                                            --------------------------    --------------------------
                                            As Originally                 As Originally
                                               Reported     As Amended       Reported     As Amended
                                            -------------   ----------    -------------   ----------
Income:
  Premium income and other
    considerations                          $   116,574    $   116,574    $   229,705    $   229,705
  Net investment income                          30,007         30,007         82,004         82,004
  Realized investment gains (losses)                674        (45,774)         1,347        (45,101)
  Equity in earnings of equity
    investees and limited partnerships              412            412            843            843
  Other income                                    2,499          2,499         11,325         11,325
                                            -----------    -----------    -----------    -----------
                                                150,166        103,718        325,224        278,776
                                            -----------    -----------    -----------    -----------
Benefits, expenses and costs:
  Policyholder benefits                          90,685         90,685        190,269        190,269
  Amortization of deferred policy
    acquisition costs and present
    value of future profits                      12,293         12,293         25,395         25,395
  Other operating expenses                       37,480         37,480         72,349         72,349
  Amortization of excess cost                     2,398          2,398          4,796          4,796
  Interest expense                               12,445         12,445         25,109         25,109
                                            -----------    -----------    -----------    -----------
                                                155,301        155,301        317,918        317,918
                                            -----------    -----------    -----------    -----------
Operating earnings (loss) before
  income taxes                                   (5,135)       (51,583)         7,306        (34,142)
Income tax expense (credit)                        (958)       (12,214)         6,745         (4,511)
                                            -----------    -----------    -----------    -----------

Net earnings (loss)                              (4,177)       (39,369)           561        (34,631)

Less dividends on preferred stock                (4,325)        (4,325)        (7,825)        (7,825)
                                            -----------    -----------    -----------    -----------

Net earnings (loss) applicable to
  common stock                              $    (8,502)   $   (43,694)    $   (7,264)   $   (42,456)
                                            -----------    -----------    -----------    -----------
                                            -----------    -----------    -----------    -----------

Weighted average shares outstanding          47,878,690     47,878,690     47,853,939     47,853,939
                                             ----------     ----------     ----------     ----------
                                             ----------     ----------     ----------     ----------

Earnings (loss) per common share                  $(.18)         $(.91)         $(.15)         $(.89)
                                                  -----          -----          -----          -----
                                                  -----          -----          -----          -----